Exhibit (g)(20)

                                    FORM OF

                              CUSTODIAN AGREEMENT

                  (ADDITION OF THE SELECT MONEY MARKET FUND)


Firstar Bank, N.A.
777 E. Wisconsin Ave.
Milwaukee, WI   53202

Gentlemen:

          Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between Firstar Funds, Inc. (formerly, Portico Funds, Inc. and formerly Elan Funds, Inc.) (the "Company") and Firstar Trust Company, as assigned to you by assignment dated October 1, 1998, the Company requests that you render services as Custodian under the terms of said agreement with respect to the Select Money Market Fund, an additional portfolio which the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,

Dated:               , 2000        FIRSTAR FUNDS, INC.
      ---------------



                                   By:
                                        -----------------------------
                                        Vice President

ACKNOWLEDGED AND AGREED:

FIRSTAR BANK, N.A.


By:                                     Dated:               , 2000
     ----------------------------             ---------------
     Senior Vice President





                               FIRSTAR BANK, N.A.

           MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                                     FOR

                           Select Money Market Fund
                           ------------------------



Annual Fee  based on total assets of the Firstar Fund:
----------

0.02% on the first $2 billion
0.015% on the next $2 billion
0.01% on the next $1 billion
0.005% on the balance


Investment Transactions: Purchase, sale, exchange, tender, redemption (maturity), receipt and delivery.

$12       Book Entry Securities (Depository or Federal Reserve System).
$25       per Definitive Security (Physical).
$75       per Euroclear.
$8        per Principal reduction on pass-through certificates.
$35       per Option/Futures Contract.
$15       per variation margin transaction.
$25       per Mutual Fund trade.
$15       per Fed Wire deposit or withdrawal.
$12       per Commercial Paper.
$12       per Repurchase Agreement.


Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed quarterly based on the value at the beginning of the quarter.